                                                                   Exhibit 99.01

      LG&E Energy Corp. Reports Strong Second Quarter Results Despite Rate
              Reductions; Announces Addition to Reserves and Plans
                  To Expand Generating Presence in Key Markets

     LOUISVILLE, Ky., July 28 /PRNewswire/ -- LG&E Energy Corp. (NYSE: LGE) today reported earnings from continuing operations, excluding certain non-recurring charges, of $0.39 per share in the second quarter of 2000. These results are equal to earnings per share in the second quarter of 1999. The results were driven primarily by lower utility operation and maintenance expense and strong performance from the non-utility power generation business. These improvements offset the $0.07 per share effect of retail rate reductions ordered by the Kentucky Public Service Commission early this year.

     LG&E Energy Corp. and Powergen plc now expect their merger to close by the end of the year, pending completion of remaining regulatory approvals and satisfaction of other conditions necessary for closing. The company received notice today that it has obtained clearance under the Hart-Scott-Rodino Act. The transaction previously has been approved by the shareholders of both companies, the Kentucky Public Service Commission, the Virginia State Corporation Commission and the Federal Energy Regulatory Commission.

     Louisville Gas and Electric Company contributed $0.21 per share to consolidated earnings for the quarter, compared with $0.16 per share for the same period last year. The increase was driven primarily by lower operation and maintenance expenses compared with last year. These improvements overcame the rate reductions ordered by the Kentucky Public Service Commission, which lowered earnings by $0.03.

     Kentucky Utilities Company contributed $0.16 per share to consolidated earnings for the second quarter, compared with $0.21 per share for the same period one year ago. The decline was driven primarily by the previously mentioned rate reductions, which lowered earnings by $0.04, and lower off-system sales.

     LG&E Capital Corp., the holding company for LG&E Energy's non-utility businesses, contributed $0.07 per share, before non-recurring charges, during the second quarter of 2000, compared with $0.04 per share for the same period in 1999. LG&E Capital's increase in earnings was primarily the result of strong performance at Western Kentucky Energy and the company's Argentine operations. These results were partially offset by higher interest expense.

     The second quarter 2000 results include a $27 million (after-tax) charge related to the company's planned sale of its gas gathering and processing business, and an $11.9 million (after-tax) charge for costs associated with the company's merger with Powergen. Including these items, earnings from continuing operations were $0.09 per share for the quarter.

     Excluding non-recurring items, LG&E Energy Corp. posted net income from continuing operations of $92.6 million, or $0.71 per share, for the six months ended June 30, 2000, compared with $94.6 million, or $0.74 per share, for the same period last year.

     LG&E Energy also announced today proposed plans to build up to 10 natural gas fired combustion turbines to meet rising power demands in the Midwest and Southeast regions of the U.S., and that it will adjust its reserve for discontinued operations.

     The turbines will be built in Kentucky to meet native load commitments of the company's two utilities, and in Georgia to mitigate its exposure related to its Oglethorpe Power Corporation (OPC) contract and to capture value in a growing market.

     "The addition of generating capacity in Kentucky and Georgia represents an attractive investment in promising, high-demand areas of the country," said Roger W. Hale, LG&E Energy chairman and chief executive officer. "It provides an opportunity to leverage our experience in the Midwest and

Southeast regions to take advantage of a situation where power demand is outpacing available capacity. Further, turbines in the Southeast will reduce the cost of providing service under the OPC contract."

     The company's second quarter 2000 results also include a $155 million (after-tax) charge related to an adjustment of the company's reserve for discontinued operations. This primarily reflects the most recent OPC load forecast, coupled with the increased demand experienced this summer, and new price forecasts for the OPC and other long-term contracts. Including the adjustment in the reserve for discontinued operations and the non-recurring charges, LG&E Energy reported a loss of $1.11 per share for the second quarter of 2000.


     LG&E Energy Corp., headquartered in Louisville, Ky., is a Fortune 500 diversified energy services company with businesses in power generation and project development; retail gas and electric utility services; and asset-based energy marketing. The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility serving Louisville, Ky., and 16 surrounding counties; and Kentucky Utilities Company, a regulated electric utility, based in Lexington, Ky., which serves customers in 77 Kentucky counties and five counties in Virginia. LG&E Energy also owns equity in and operates non-utility power plants in six states as well as in Spain; owns interests in three natural gas distribution companies in Argentina; and owns CRC-Evans Pipeline International, Inc., the world's leading provider of specialty equipment and services to the natural gas and oil pipeline construction industry.


     Statements made in this release that state the Company's or management's intentions, expectations or predictions of the future are forward-looking statements. The Company's actual results could differ materially from those projected in the forward-looking statements, and there can be no assurance that estimates of future results will be achieved. The Company's SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.

                       LG&E Energy Corp. and Subsidiaries
                                Income Statements
                (In thousands of dollars, except per share data)

                                                     Three Months Ended                  Six Months Ended
                                                           June 30,                          June 30,
                                                   2000              1999              2000              1999
REVENUES:
Electric utility                                 $376,606          $406,758          $742,496          $768,431
Gas utility                                        29,979            23,652           118,295            99,431
Western Kentucky Energy                            66,975            69,050           127,729           129,028
Argentine gas distribution
  and other                                       132,731           124,697           243,161           226,532
     Total revenues                               606,291           624,157         1,231,681         1,223,422
Provision for rate refund                              --              (500)               --              (500)
     Net revenues                                 606,291           623,657         1,231,681         1,222,922

COST OF REVENUES:
Electric utility                                  149,455           161,275           292,379           307,714
Gas utility                                        18,688            13,395            82,082            63,887
Western Kentucky Energy                            35,757            41,305            71,008            77,048
Argentine gas distribution
  and other                                        91,284            91,939           172,139           159,417
     Total cost of revenues                       295,184           307,914           617,608           608,066

Gross profit                                      311,107           315,743           614,073           614,856

OPERATING EXPENSES:
Operation and maintenance:
     Utility                                       98,257           115,192           202,115           218,897
     Western Kentucky Energy                       24,332            26,587            48,828            50,592
     Argentine gas distribution
       and other                                   31,878            20,847            55,920            41,806
Depreciation and
  amortization                                     56,802            53,479           115,175           108,215
Asset impairment charge                            45,000                --            45,000                --
Nonrecurring charges                               14,676                --            35,389                --
     Total operating expenses                     270,945           216,105           502,427           419,510

Equity in earnings of
  unconsolidated ventures                          10,760            12,051            16,690            33,707

OPERATING INCOME                                   50,922           111,689           128,336           229,053

Other income                                        5,707             2,611            10,716             8,999
Interest charges and
  preferred dividends                              36,919            32,243            71,884            62,763
Minority interest                                   4,520             3,842             6,014             5,413

Income before income taxes                         15,190            78,215            61,154           169,876

Income taxes                                        3,841            28,250            19,923            63,132

Income from continuing
  operations                                       11,349            49,965            41,231           106,744


Gain (loss) on disposal of
  discontinued operations,
  net of income taxes                            (155,000)               --          (155,000)              788

NET INCOME (LOSS)                               ($143,651)          $49,965         ($113,769)         $107,532

Average common shares
  outstanding                                     129,677           129,677           129,677           129,677

Basic and diluted earnings
  (loss) per share:
From continuing operations                          $0.09             $0.39             $0.32             $0.82
  Gain (loss) on disposal of
  discontinued operations                           (1.20)               --             (1.20)             0.01
     Total                                         ($1.11)            $0.39            ($0.88)            $0.83

                       LG&E Energy Corp. and Subsidiaries
                                Income Statements
                (In thousands of dollars, except per share data)

                                                       Twelve Months Ended
                                                            June 30,
                                                      2000              1999
REVENUES:
Electric utility                                   $1,667,098        $1,550,989
Gas utility                                           196,443           171,677
Western Kentucky Energy                               332,486           257,547
Argentine gas distribution
  and other                                           527,143           402,703
     Total revenues                                 2,723,170         2,382,916
Provision for rate refund                              (7,135)          (26,500)
     Net revenues                                   2,716,035         2,356,416

COST OF REVENUES:
Electric utility                                      732,983           590,584
Gas utility                                           132,940           109,422
Western Kentucky Energy                               203,667           142,959
Argentine gas distribution
  and other                                           371,178           280,945
     Total cost of revenues                         1,440,768         1,123,910

Gross profit                                        1,275,267         1,232,506

OPERATING EXPENSES:
Operation and maintenance:
     Utility                                          401,728           438,596
     Western Kentucky Energy                           97,476           103,208
     Argentine gas distribution
       and other                                      108,218            88,238
Depreciation and amortization                         226,278           211,013
Asset impairment charge                                45,000                --
Nonrecurring charges                                   35,389                --
     Total operating expenses                         914,089           841,055

Equity in earnings of
  unconsolidated ventures                              32,700            50,642

OPERATING INCOME                                      393,878           442,093

Other income                                           21,022            19,367
Interest charges and
  preferred dividends                                 141,187           119,858
Minority interest                                      12,648            11,221

Income before income taxes                            261,065           330,381

Income taxes                                           90,315           124,186

Income from continuing
  operations                                          170,750           206,195


Gain (loss) on disposal of
  discontinued operations,
  net of income taxes                                (330,000)            1,640

NET INCOME (LOSS)                                   ($159,250)         $207,835

Average common shares outstanding                     129,677           129,677

Basic and diluted earnings (loss) per share:
From continuing operations                              $1.32             $1.59
Gain (loss) on disposal of
  discontinued operations                               (2.55)             0.01
     Total                                             ($1.23)            $1.60